Exhibit 99.1

NEWS RELEASE

CONTACT:	MARK THOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #13-03

CARBO ANNOUNCES FOURTH QUARTER EARNINGS OF $0.86 PER SHARE, INCLUDING A

CHARGE OF $0.03 PER SHARE FOR THE WIND-DOWN OF APPLIED GEOMECHANICS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $153.6 million compared to $158.1 million in the prior year

•	Reported net income of $19.8 million, or $0.86 per share for the quarter, including an after-tax charge of $0.03 per share for the wind-down of Applied Geomechanics

•	Full year 2012 Ceramic Proppant Volumes set a record of over 1.54 billion pounds

•	Full year 2012 diluted earnings per share of $4.59 versus $5.62 in 2011

HOUSTON, TX (January 31, 2013) – CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $19.8 million, or $0.86 per share, on revenues of $153.6 million for the quarter ended December 31, 2012.

President and CEO Gary Kolstad commented, “We are pleased to report record revenue in 2012. Despite a difficult industry environment, we also achieved total proppant sales volume of over 1.71 billion pounds for the year. In particular, we are pleased to have achieved a new record in our Ceramic Proppant Volumes with growth of 5 percent year-over-year to over 1.54 billion pounds.

“This growth in Ceramic Proppant Volumes was accomplished despite low natural gas drilling activity and an over-supply of lower quality Chinese ceramic proppant. In 2012, we engaged in a technical marketing campaign focused on educating the industry of the risks to well production and recovery, when using a lower quality Chinese ceramic proppant. Marketing the benefits of increased well production through Economic Conductivity® analysis remains a key focus at CARBO.

“Our Consulting and Software businesses both had record performances in 2012. Consulting revenues grew by 33 percent compared to 2011 as we expanded field operations to support additional client activity. Software revenue grew by 46 percent compared to 2011 while continuing to capitalize on its industry leading Fracpro® platform. These businesses complement our proppant business and help us achieve our main mission of improving production and recovery in oil and gas wells.

“Falcon Technologies, a business focused on reducing our clients’ environmental risks, also had a record year achieving 21 percent revenue growth in 2012 compared to 2011. A primary driver of this growth is Falcon’s expanding client base, which grew by 25 percent in 2012 compared to 2011.

“We continued to return cash to our shareholders, increasing the quarterly dividend by 13 percent in 2012. This marked the 12th consecutive year the Company has increased its dividend.

“For the fourth quarter 2012, total proppant sales volumes increased 14 percent, and importantly, our Ceramic Proppant Volumes increased 16 percent, compared to the fourth quarter of 2011. Notwithstanding this solid performance, the fourth quarter had its challenges as E&P companies reduced capital spending in the latter part of the quarter.

CARBO Ceramics Fourth Quarter 2012 Earnings Release

January 31, 2013

“We remain confident in the long-term demand for our industry-leading, highest conductivity ceramic proppant and accordingly continue our investments in manufacturing capacity and distribution. Initial site preparation and construction began at the location of our next ceramic proppant plant in Millen, Georgia. Separately, we completed the expansion of our distribution center in South Texas late in the fourth quarter of 2012. The expansion of this facility will further position CARBO to meet the needs of our clients,” Mr. Kolstad said.

Fourth Quarter Results

Revenues for the fourth quarter of 2012 decreased 3 percent, or $4.5 million, compared to the fourth quarter of 2011. North American (defined as Canada and the U.S.) proppant sales volumes increased 12 percent while international proppant sales volumes increased 27 percent, compared to the same period last year.

Operating profit for the fourth quarter of 2012 decreased 39 percent, or $19.3 million, compared to the fourth quarter of 2011. The decrease in operating profit was primarily the result of a decrease in average selling price and a change in the product sales mix, partially offset by an increase in proppant sales volume.

Net income for the fourth quarter of 2012 decreased 40 percent, or $13.3 million, compared to the fourth quarter of 2011.

Proppant Sales Volumes (in millions lbs)	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011
Ceramic Proppant Volumes	394	339
Other Proppant Volumes*	49	48

Total	443	387

*

Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis. Also includes raw sand sold in the course of producing substrate for the resin-coated sand business.

Full Year Results

For the year ended December 31, 2012, revenues increased 3 percent, or $19.8 million, compared to 2011. The increase is mainly attributed to the increase in proppant sales volume and an increase in the revenues of the Company’s other business units, partially offset by a decrease in the average proppant selling price.

CARBO’s worldwide proppant sales volume totaled 1.71 billion pounds for the full year 2012, an increase of 7 percent compared to 2011. Sales volume in North America increased 3 percent primarily due to increases in U.S. sales volume. International sales volume increased 25 percent primarily due to increases in China, Russia, and Mexico, partially offset by a decrease in Europe.

Full year net income for 2012 decreased 19 percent, or $24.2 million, compared to 2011.

Proppant Sales Volumes (in millions lbs)	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011
Ceramic Proppant Volumes	1,543	1,476
Other Proppant Volumes*	169	129

Total	1,712	1,605

*

Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis. Also includes raw sand sold in the course of producing substrate for the resin-coated sand business.

CARBO Ceramics Fourth Quarter 2012 Earnings Release

January 31, 2013

Technology and Business Highlights

•

CARBO engineers finished a study of Granite Wash wells completed with CARBOHYDROPROP® which demonstrated approximately 20 percent more production after nearly two and a half years when compared to offset wells containing resin-coated sand.

•

CARBO has developed a low-temperature activator, CARBOBOND® LTCA, for its curable resin-coated products. This new technology expands the application of the CARBOBOND suite of products for low temperature reservoirs.

•

CARBONRT®, a non-radioactive detectable proppant, continues to gain increased acceptance in international markets, especially Argentina. At the same time, CARBONRT is witnessing greater interest from operators in the United States as regulatory bodies encourage stringent environmental practices.

•

In Colombia, Gran Tierra used CARBONRT LITE®, a lightweight, non-radioactive detectable proppant, to stimulate a well in the T sand and the Caballos formations in the Putumayo basin. The operator obtained an improved understanding of the formation’s geomechanical characteristics and the achieved fracture dimensions. CARBONRT LITE well results enabled Gran Tierra to modify future simulation criteria and better design subsequent fracture treatments. Gran Tierra eliminated unnecessary environmental impact and political risks associated with using radioactive tracers.

•	Rice Energy has installed Falcon Secondary Containments at multiple Marcellus locations to support their corporate environmental protection initiative. The seamless, spray-on liner and engineered walls provide spill protection in Southwestern Pennsylvania.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “For 2013, we anticipate industry activity will be similar to that in 2012. In North America, we expect liquids-rich drilling activity to remain high, offset by low natural gas drilling activity.

“As stated by other oil service companies, E&P activity spending slowed as the fourth quarter progressed and has been slow to recover. This makes it hard to predict the pace at which industry activity will increase and we expect continued quarterly industry fluctuations.

“However, we are cautiously optimistic that completion activity will increase as the year unfolds, due to drilling efficiencies. In the proppant market, we believe the supply-demand balance will continue to improve. We also believe the long-term positive trend in our sales volume remains intact. CARBO is differentiating its products through the technical and quality marketing campaign launched in 2012, which highlights important differences between a CARBO ceramic proppant and a lower quality Chinese ceramic proppant.

“Product development is progressing well. Before the end of the year, we plan to introduce a new ceramic proppant. This proppant will dramatically increase the production and ultimate recovery in ultra-deep reservoir completions by increasing the conductivity of the fracture. Applications for this product include the lower tertiary formations in the Gulf of Mexico where depths can reach greater than 30,000 feet, as well as other ultra-high stress completions. Currently, the Company is in the process of scaling up production for this product at its R&D pilot plant. Accordingly, quantities of this product will be limited in 2013. CARBO continues to identify additional product opportunities, which should build upon our successful and long history of leading the industry with innovative, value-added products.

“Investments continue to be made to enhance our distribution and manufacturing capabilities. We are targeting completion of an additional distribution center in the Bakken region in the second half of 2013, and the first line at our Millen, Georgia ceramic proppant plant near the end of the first quarter of 2014. The first line at Millen will add 250 million pounds of high quality, high conductivity ceramic proppant capacity, bringing CARBO’s overall ceramic proppant capacity to two billion pounds annually.

CARBO Ceramics Fourth Quarter 2012 Earnings Release

January 31, 2013

“As for our other businesses, we expect Consulting, Software and Falcon to have a solid year in 2013. These businesses will continue to provide technical, engineering and environmental solutions to the oil and gas industry.

“We will continue to execute on the growth plans we have identified, develop innovative products, provide the highest quality products and services, and focus on clients’ needs—all while maintaining a long-term view. We believe this strategy will continue to grow an enduring company,” Mr. Kolstad concluded.

As previously announced, a conference call to discuss the Company’s fourth quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10023322&linkSecurityString=1d83c7aef6

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and referencing conference number 10023322. The conference call also can be accessed through the company’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through Feb 7, 2013, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10023322. Interested parties may also access the archived webcast of the earnings teleconference through the company’s website approximately two hours after the end of the call.

CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells and a supplier of resin-coated sand proppant; the provider of the industry’s most widely used fracture simulation software; and a provider of fracture design and consulting services. The company also provides a broad range of technologies for spill prevention, containment and countermeasures.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$153,622	$158,123	$645,536	$625,705
Cost of sales	107,984	93,275	422,031	363,990

Gross profit	45,638	64,848	223,505	261,715
Selling, general & administrative expenses	15,232	15,627	64,033	62,381
Start-up costs	—	57	68	184
Loss on disposal or impairment of assets	530	11	518	1,548

Operating profit	29,876	49,153	158,886	197,602
Interest income, net	82	37	64	197
Foreign currency exchange (loss) gain, net	(45)	93	(76)	(135)
Other expense, net	(70)	(95)	(284)	(214)

Income before income taxes	29,843	49,188	158,590	197,450
Income taxes	10,016	16,071	52,657	67,314

Net income	$19,827	$33,117	$105,933	$130,136

Earnings per share:
Basic	$0.86	$1.43	$4.59	$5.62

Diluted	$0.86	$1.43	$4.59	$5.62

Average shares outstanding:
Basic	22,976	22,976	22,969	23,011

Diluted	22,976	22,978	22,969	23,012

Depreciation and amortization	$11,560	$10,354	$44,893	$36,015

Selected Balance Sheet Information

	December 31, 2012	December 31, 2011
	(In thousands)
Assets
Cash and cash equivalents	$90,635	$41,270
Other current assets	259,282	261,295
Property, plant and equipment, net	426,232	392,659
Intangible and other assets, net	20,565	33,477
Total assets	808,878	740,865

Liabilities and Shareholders’ Equity
Accrued income taxes	$727	$—
Other current liabilities	50,103	79,066
Deferred income taxes	44,970	31,641
Shareholders’ equity	713,078	630,158

Total liabilities and shareholders’ equity	$808,878	$740,865